EXHIBIT 99.3

To: All employees of CBS Corporation

From: Leslie Moonves

Date: May 15, 2008

Today we announced that CBS Corporation has entered into an agreement to acquire CNET Networks, Inc., owner of many of the industry's leading entertainment, news and e-commerce Web sites, for $11.50 per share. This acquisition stands to make CBS one of the top 10 most popular Internet companies in the United States, with more than 54 million unduplicated unique users per month, and up to 200 million users worldwide.

There are very few opportunities to acquire a profitable, growing, well-managed Internet company like CNET Networks, Inc., which includes in its portfolio assets like CNET, ZDNet, GameSpot.com, TV.com, mp3.com, UrbanBaby, CHOW, Search.com, BNET, MySimon and TechRepublic. CBS stands for premium content and unparalleled reach, and CNET will add a tremendous platform to extend our complementary entertainment, news, sports, music and information content to a whole new global audience. Together, CBS and CNET will have significant additional exposure to the fastest growing advertising sector, and can accelerate our growth through a number of new content, promotion and advertising initiatives.

Since emerging as a stand-alone corporation two years ago we’ve been looking at ways to grow our Company by using our cash to acquire new complementary businesses that can improve our top and bottom line performance. CNET has distinguished itself by being one of the best run Internet companies today, with profitable businesses and growing audiences. You can be sure that we will leverage all of our businesses, and all of their considerable reach, to expand this asset even faster than it already has. And this will not affect our quarterly dividend, which is among the highest in the industry.

Upon closing, CNET Networks' sites will be combined with CBS's stable of dynamic and growing interactive businesses, which include CBS.com, CBSSports.com, CBSCollegeSports.com, Max Preps.com, CBSNews.com, last.fm, Wallstrip, MobLogic, CBS Radio and CBS Television Stations digital media platforms, and the distribution network of the CBS Audience Network, which is made up of more than 300 partner Web sites and reaches 82% of all online users in the United States. Not only will this allow us to further build our national online audience but also strengthen our efforts on the local front, where our TV, radio and outdoor operations continue to build upon their online efforts. I could not be more excited about the opportunities that await us.

But we won’t just be gaining assets, we’ll be adding to our Company an incredible team of executives, managers and content creators who have made CNET one of the most envied collections of online destinations. I’m especially pleased that Neil Ashe, President of CNET Networks, will work closely with Quincy Smith, President of CBS Interactive, to combine the complementary businesses of both companies.

This is a very exciting step for CBS and CNET. I want to thank Quincy, Neil, Fred Reynolds, Joe Ianniello, Lou Briskman and their staffs for their hard work during this process.

I know I speak for both companies when I say I’m looking forward to all that we can accomplish together.

Legal Notices

This communication and the transaction described above are subject to the rules and regulations under the federal securities laws.  The following statements are provided in accordance with, and to comply with our obligations under, these laws.

Cautionary Statement Concerning Forward-looking Statements

This communication contains forward-looking information relating to an agreement between CBS and CNET Networks, Inc. All statements in this communication, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict which could cause actual outcomes and results to differ materially from these statements. The forward-looking statements included in this communication are made only as of the date of this communication, and under section 27A of the Securities Act and section 21E of the Exchange Act, CBS and CNET Networks do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Important Additional Information

The tender offer to which this communication pertains has not commenced.  The information contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of CNET Networks.  At the time the tender offer is commenced, Ten Acquisition Corp. and CBS intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and CNET Networks intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  CBS and CNET Networks intend to mail these documents to the stockholders of CNET Networks.  These documents will contain important information about the tender offer and stockholders of CNET Networks are urged to read them carefully when they become available.  Stockholders of CNET Networks will be able to obtain a free copy of these documents (when they become available) at www.cbs.com and www.cnet.com and the website maintained by the Securities and Exchange Commission at http://www.sec.gov/.